Exhibit 3.B

C-102A Rev 3/2013

New Jersey Division of Revenue & Enterprise Services

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:

Peapack-Gladstone Financial Corporation

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 9th day of May , 2018

Resolved, that Article III of the Certificate of Incorporation be amended to read as follows:

The total authorized capital stock of the Corporation shall be 42,500,000 shares, consisting of 42,000,000 shares of common stock and 500,000 shares of preferred stock which may be issued in one or more Classes or series. The shares of common stock shall constitute a single class and shall be without nominal or par value, The shares of preferred stock of each class or series shall be without nominal or par value, except that the amendment authorizing the Initial Issuance of any class of series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, In which event all of the shares of such class or series shall have the par value per share so specified.

3. The number of shares outstanding at the time of the adoption of the amendment was: 19,013,821

The total number of shares entitled to vote thereon was:19,013,821

If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series, (Omit if not applicable).

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment

13,862,551	2,316,215

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

Dated this 14th day of May , 2018	BY:	/s/ Todd M Poland
	(Name)	Todd M Poland EVP & General Counsel

May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.